Exhibit 10.21

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (this “Agreement”) is made this 4th day of June, 2019, by and between Iteris, Inc., a Delaware corporation (the “Company”), and Jim Chambers (“Executive”).

WHEREAS, the Company wishes to recognize Executive’s contributions to the Company and its business, and to incentivize Executive’s continued employment with, and efforts on behalf of, the Company by offering Executive a special retention bonus as an incentive for Executive to remain employed with the Company through the date specified herein.

NOW, THEREFORE, in consideration of Executive’s services to the Company and the mutual promises and covenants contained in this Agreement, Executive and the Company agree as follows.

1.                                   Retention Bonus.  If Executive remains employed by the Company through June 4, 2021, the Company will pay Executive a bonus in the gross amount of $426,000 (the “Retention Bonus”) in a lump in the Company’s first regularly-scheduled payday following such date.  Except as provided in the next sentence, if Executive fails to remain employed by the Company through June 4, 2021, Executive will not earn or receive any portion of the Retention Bonus.  If Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, then Executive will receive the Retention Bonus on the Company’s first regularly scheduled pay day following the date of such termination, subject to the provisions of Section 3(c) below.

2.                                   Definitions.  As used herein, the following terms have the meanings provided below.

(a)                             “Board” means the Company’s board of directors.

(b)                            “Cause” means (i) Executive’s misappropriation of the Company’s funds or property, or any attempt by Executive to secure any personal  profit related to the business or business opportunities of the Company without the informed, written approval of the Audit Committee of the Board; (ii) any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company (or any affiliate of the Company); (iii) Executive’s gross negligence or reckless misconduct in the performance of Executive’s duties; (iv) Executive’s willful failure to comply with any valid and legal directive of the Board or the person to whom Executive reports; (v) Executive’s conviction of, or plea of nolo contendre to, any felony or misdemeanor involving moral turpitude or fraud, or of any other crime involving material harm to the standing or reputation of the Company; (vi) any other willful misconduct by Executive that the Board determines in good faith has had a material adverse effect upon the business or reputation of the Company; or (vii) any other material breach or violation by Executive of any employment agreement with the Company or any other material written policy of the Company; provided, however, that the Company shall have provided Executive with written notice that such breach or violation has occurred, and Executive has been afforded at least ten (10) business days to cure such breach or violation.  Notwithstanding the foregoing, (A) the cure period shall not apply to violations of the Company’s code of conduct, code of ethics or prohibition against unlawful harassment, and (B) such cure period shall only apply to breaches, violations, failures or neglect that in the Board’s sole judgment are capable of or amenable to such cure.  Notwithstanding the foregoing, prong (ii) of this definition is not intended to, and shall be interpreted in a manner that does not, limit or restrict Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

(c)                             “Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

(d)                            “Good Reason” shall mean Executive’s voluntary resignation from the Company upon any of the following events without Executive’s written consent: (i) a material reduction in Executive’s authority, duties or responsibilities (and not simply a change in title or reporting relationships); (ii) a material reduction in Executive’s base salary (for the avoidance of doubt, a greater than ten (10%) percent reduction in the level of base salary shall constitute a material reduction in Executive’s compensation, unless the reduction is part of a Company-wide reduction that affects all similarly situated employees in substantially the same proportion; (iii) a relocation of Executive’s principal place of work to a location that would increase Executive’s one-way commute from his or her personal residence to the new principal place of work by more than fifty (50) miles; or (iv) any breach by the Company of its obligations under any employment agreement with Executive that results in a material negative change to Executive.  Notwithstanding the foregoing, “Good Reason” shall only be found to exist if Executive provides written notice (each, a “Good Reason Notice”) to the Company identifying and describing the event resulting in Good Reason within ninety (90) days of the initial existence of such event, the Company does not cure such event  within thirty (30) days following receipt of the Good Reason Notice from Executive and Executive terminates his or her employment during the ninety (90)-day period after Executive’s delivery of the Good Reason Notice. If Executive does not terminate his or her employment for Good Reason within 90 days after delivery of the Good Reason Notice, then Executive will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds.

(e)                             “Section 409A” means section 409A of the Code and the regulations and other guidance promulgated thereunder and any state law of similar effect.

3.                                   Tax Matters.

(a)                             The Company may withhold from any amounts payable under this Agreement, such federal, state and local taxes as the Company determines are required to be withheld pursuant to any applicable law.  Executive agrees that he/she will be solely responsible for any taxes that may be due and owing by Executive as a result of any payment of monies under this Agreement.  Executive has not relied on any no representations of the Company regarding the tax treatment of any payments provided pursuant to this Agreement and is encouraged to seek his or her own personal tax advice.

(b)                            The parties acknowledge and agree that all benefits or payments provided by the Company to Executive pursuant to this Agreement are intended either to be exempt from the provisions of Section 409A, or to be in compliance with Section 409A, and the Agreement shall be interpreted to the greatest extent possible to be so exempt or in compliance.  Without limiting the generality of the preceding sentence, the parties intend that payments set forth in this Agreement satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulation Section 1.409A-1(b)(4).  If there is an ambiguity in the language of the Agreement, or if Section 409A guidance indicates that a change to the Agreement is required or desirable to achieve exemption or compliance with Section 409A, Company and Executive agree to renegotiate in good faith to clarify the ambiguity or make such change.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(c)                             To the extent any payment hereunder due upon the occurrence of Executive’s termination of employment constitutes deferred compensation that is subject to Section 409A, and is not otherwise exempt from complying with the provisions of Section 409A, then such payment(s) will not commence unless and until Executive has also incurred a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1(h).  If the Company determines that to the extent any payment hereunder constitutes “deferred compensation” under Section 409A and Executive is, on the termination of his or her employment, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of such payment will be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s separation from service, or (ii) the date of Executive’s death.

(d)                            Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit provided or to be provided by the Company to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of the Code and would, but for this Section 3(d) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under clause (i) above is less than the amount under clause (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”).  As used herein, “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.  Any such reduction shall be made in accordance with Section 409A.  Any determination required under this Section 3(d) shall be made in writing in good faith by the accounting firm that was the Company’s independent auditor immediately before the Divestiture (the “Accountants”) which shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive.  The Company and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 3(d). For purposes of making the calculations and determinations required by this Section 3(d), the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code.  The Accountants’ determinations shall be final and binding on the Company and the Executive.

4.                                   Continued Services.  Nothing in this Agreement confers on Executive any right to continue in the service of the Company for any period of time or restricts in any way the right of the Company or Executive to terminate Executive’s services relationship with the Company at any time.

5.                                   Miscellaneous Provisions.

(a)                             Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) between the parties to the extent related to such subject matter.

(b)                            Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and, in the case of Executive, heirs, executors, and/or personal representatives.  Executive may not assign, delegate or otherwise transfer any of Executive’s rights, interests or obligations in this Agreement without the prior written approval of the Company.

(c)                             Notices.  Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to the other party on (i) the date it is actually delivered by personal delivery of such notice in person; (ii) one business day after its deposit for overnight delivery in the custody of a reputable overnight courier service (such as FedEx); or (iii) three business days after the date it is mailed by certified mail, return receipt requested, postage prepaid; in the case of Executive, to his/her most recent address as shown in the records of the Company, and in the case of the Company, to its then-current corporate headquarters, addressed to the attention of the Chief Executive Officer.

(d)                            Severability.  Each provision of this Agreement is severable from every other provision of this Agreement.  Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(e)                             Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to that body of law known as choice of law.

(f)                                 Amendments and Waivers.  No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Company and Executive.  No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving party.  The failure of a party at any time to require performance of any provision of this Agreement will not affect such party’s rights at a later time to enforce such provision.  No waiver by a party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

(g)                            Construction.  The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement.  The word “including” in this Agreement means “including without limitation.”  All words in this Agreement will be construed to be of such gender or number as the circumstances require.

(h)                            Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which will be part of the same Agreement.  Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Agreement.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

EXECUTIVE:	COMPANY:

Iteris, Inc.

/s/ Jim Chambers	By:	/s/ Jeff McDermott
Jim Chambers		Jeff McDermott
Sr. VP and GM, AWA		Sr. VP Human Resources